Exhibit 99.1

The relief described hereinbelow is SO ORDERED. SIGNED this 19th day of June, 2012.

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF KANSAS
KANSAS CITY DIVISION

IN RE:	)
	)	Case No. 11-20140-11-rdb
DIGITAL SYSTEMS, INC.	)	Chapter 11
Debtor.	)	Related Docket No. 250
)

FINAL DECREE
               The Motion of the debtor, Digital Systems, Inc., for Final Decree, containing provisions in conformity with Local Bankruptcy Rule 3022.1 and upon consideration of said motion and finding that the Plan of Liquidation of Digital Systems, Inc. Dated February 14, 2012, has been consummated, it is:
               ORDERED, ADJUDGED AND DECREED:
               1.          That except as provided in 11 U.S.C. § 1141(d)(2) and (d)(3), the provisions of the confirmed Plan and the Order Confirming the Plan bind the Debtor and any creditor of the Debtor, whether or not the claim or interest of such creditor is impaired under the Plan and whether or not such creditor has accepted the Plan.
               2.          That except as otherwise provided in the Plan or the Order Confirming the Plan, all property of the estate is vested in the Debtor, subject to any security interests granted by the Plan.

Case 11-20140          Doc# 259          Filed 06/19/12          Page 1 of 2

In the United States Bankruptcy Court
District of Kansas, Kansas City Division
In re: Digital Systems, Inc.
Case No.: 11-20014-11-rdb
Final Decree

               3.          That except as provided in the Plan or in the Order Confirming the Plan, the property dealt with by the Plan is free and clear of all claims and interests of creditors of the Debtor.
               4.          That except as provided in 11 U.S.C. § 1141(d)(2) and (d)(3), and except as otherwise provided in the Plan or in the Order Confirming the Plan, the Debtor is discharged from any debts that arose before the date of the Order Confirming the Plan, and any debt of a kind specified in 11 U.S.C. § 502(g), 502(h), or 502(i), whether or not (a) a proof of claim based on such debt was filed or deemed filed under 11 U.S.C. § 501; (b) such claim was allowed under 11 U.S.C. § 502; or (c) the holder of such claim accepted the Plan.
               5.          That all creditors of, claimants against and persons having or claiming an interest of any nature whatsoever in the property and assets of said Debtor be, and they hereby are, enjoined from pursuing or attempting to pursue any action, commencing or continuing any action, employing any process or any act against said Debtor or its property, on account of or based upon any right, claim, or interest which any such creditor, claimant or other person may have had at the date of the filing of the Debtor’s petitions herein under Chapter 11 of the Bankruptcy Code, except with respect to claims, rights, or interests arising out of the Plan or orders of this court.
               6.          The Debtor shall pay to the United States Trustee the sums due for the second quarter of 2012 and pursuant to 28 U.S.C. § 1930(a)(6).
               7.          That the bankruptcy estate of Digital Systems, Inc. shall be and hereby is closed.
               IT IS SO ORDERED.
# # #

Submitted by:

Evans & Mullinix, P.A.

/s/ Joanne B. Stutz
Joanne B. Stutz, Ks #12365; Mo #30820
7225 Renner Road, Suite 200
Shawnee, KS 66217
(913) 962-8700; (913) 962-8701 (Fax)
jbs@evans-mullinix.com
Attorneys For The Debtor

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